Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Warren Spector
	Tel	847 884 1877
	Fax	847 755 3045
	Email	wspector@barringtontv.com

BARRINGTON REPORTS SECOND QUARTER OPERATING RESULTS

Hoffman Estates, IL, August 13, 2007 — Barrington Broadcasting Group LLC (“Barrington”) announced today its financial results for the three months ended June 30, 2007 and for the six months ended June 30, 2007.

Barrington’s consolidated financial results for the three and six months ended June 30, 2007 are presented below.  The financial results for the comparative prior year periods are presented on a pro forma basis as if all acquisitions completed in 2006 were completed on January 1, 2006.  Highlights are as follows:

•                  Gross revenues for the quarter ended June 30, 2007 decreased 1.8% to $34.2 million from $34.8 million for the quarter ended June 30, 2006.  The decrease was primarily due to decreases in national revenues as well as political revenues.  National revenues decreased 6.3%, or $0.7 million, to $10.2 million.  Political revenues decreased $1.2 million to $0.2 million for the quarter ended June 30, 2007.  Local revenues increased $1.1 million, or 5.7%, to $21.2 million.

•                  Net revenues (gross revenues less agency commissions and other direct costs) for the quarter ended June 30, 2007 decreased 2.4% to $29.1 million from $29.8 million for the quarter ended June 30, 2006.

•                  Operating expenses for the quarter ended June 30, 2007, not including depreciation and amortization, decreased 2.3%, to $20.2 million from $20.7 million for the quarter ended June 30, 2006.

•                  Broadcast Cash Flow for the quarter ended June 30, 2007 was unchanged at $10.4 million from the quarter ended June 30, 2006.

•                  Gross revenues for the six months ended June 30, 2007 decreased 2.1% to $64.7 million from $66.1 million for the six months ended June 30, 2006.  The decrease was primarily due to decreases in national revenues as well as political revenues.  National revenues decreased 7%, or $1.4 million, to $19.2 million.  Political revenues decreased $2 million to $0.4 million for the six months ended June 30, 2007.  Local revenues increased $2.1 million, or 5.6%, to $40.3 million.

•                  Net revenues (gross revenues less agency commissions and other direct costs) for the six months ended June 30, 2007 decreased 2.5% to $55.1 million from $56.5 million for the six months ended June 30, 2006.

•                  Operating expenses for the six months ended June 30, 2007, not including depreciation and amortization, decreased 1.2%, to $40.5 million from $41.1 million for the six months ended June 30, 2006.

•                  Broadcast Cash Flow (as defined herein) for the six months ended June 30, 2007 decreased 2.8% to $17.3 million from $17.8 million for the six months ended June 30, 2006.

For more information regarding this financial information, including certain adjustments and assumptions, and a definition of Broadcast Cash Flow, see the attachments to this press release.

Barrington’s actual consolidated financial results for the quarter and six months ended June 30, 2007 compared to Barrington’s actual consolidated financial results for the quarter and six months ended June 30, 2006, which 2006 results do not include substantially all stations acquired in 2006, are presented below.  Highlights include:

•                  Net revenues for the quarter ended June 30, 2007 increased to $29.1 million from $10.7 million for the quarter ended June 30, 2006.  Operating expenses, not including depreciation and amortization, increased to $20.2 million from $7.7 million for the second quarter of 2006.   The increases were primarily due to the stations acquired from Raycom Media, Inc. in August 2006.  The results of those stations are not included in the results for the quarter ended June 30, 2006.

•                  Net revenues for the six months ended June 30, 2007 increased to $55.1 million from $19.3 million for the six months ended June 30, 2006.  Operating expenses, not including depreciation and amortization, increased to $40.6 million from $14.5 million for the six months ended June 30, 2006.   The increases were primarily due to the stations acquired from Raycom Media, Inc. in August 2006.  The results of those stations are not included in the results for the six months ended June 30, 2006.

K. James Yager, Chief Executive Officer, commented that “while I am generally pleased with growth in our local revenues for the first six months of the year, as well as our cost containment, the national spot revenue environment remains difficult in certain of our markets.”

Conference Call

As previously announced, Barrington will host a conference call to discuss its second quarter results at 11:00 AM (EDT) on Tuesday, August 14, 2007.  The dial-in information for the earnings call is as follows: 1-800-366-3964.  A telephonic replay of the earnings call will be available beginning on August 14, 2007 at 1:00 PM (EDT) and remain available for 30 days. To access the replay, call 1-800-405-2236 (domestic callers) or 1-303-590-3000 (international callers) and enter access code 11095323#.

During the conference call, representatives of Barrington may discuss and answer one or more questions concerning Barrington’s business and financial matters. The responses to these questions, as well as other matters discussed during the call, may contain information that has not been previously disclosed.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Barrington’s quarterly report to be filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Broadcast Cash Flow, EBITDA and Adjusted EBITDA (each as defined in the attachments to this press release) are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation from or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.   Broadcast Cash Flow, EBITDA and Adjusted EBITDA, as used herein, are not necessarily comparable to similarly titled measures of other companies.  For definitions of and additional information regarding Broadcast Cash Flow, EBITDA and Adjusted EBITDA and a reconciliation of such measures to the most comparable measures calculated in accordance with GAAP, please see the attachments to this press release.

Broadcast Cash Flow, EBITDA and Adjusted EBITDA are measures commonly used by financial analysts in evaluating performance of companies, including broadcast companies.  Accordingly, Barrington believes that Broadcast Cash Flow, EBITDA and Adjusted EBITDA may be useful in assessing Barrington’s operating performance and its ability to meet its debt service requirements.  Barrington also believes that these measures allow a standardized comparison between companies in the broadcast industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

About Barrington

Barrington was formed in 2003 to acquire and operate television stations in smaller markets across the United States.  Barrington currently owns and operates twenty network affiliated television stations and operates a twenty first station under a local marketing agreement.  Barrington is owned and controlled by Pilot Group LP, with management as its partner. Pilot Group LP is a non-traditional private investment firm founded in 2003 by a group of operating executives who actively help its management partners achieve their goals.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.  These risks and uncertainties include, but are not limited to, uncertainties relating to Barrington’s significant amount of debt, Barrington’s ability to maintain its network affiliations, Barrington’s ability to generate advertising revenues, cyclical or other trends in advertising spending, the regulatory environment for Barrington’s industry, competition in Barrington’s markets and Barrington’s ability to integrate the acquisition of television stations from Raycom Media, Inc. and certain of its subsidiaries and achieve certain cost savings.  Barrington does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.  Barrington’s results for the quarter ended June 30, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

For further information, contact:

Warren Spector
Chief Financial Officer
Barrington Broadcasting Group LLC
Barrington Broadcasting Capital Corporation
Tel          847 884 1877
Fax          847 755 3045
Email       wspector@barringtontv.com

Barrington Broadcasting
Financial Information
Quarter Ended June 30, 2007 and June 30, 2006

	Three Months Ended		Six Months Ended
	(“Unaudited”)		(“Unaudited”)
		Pro forma(1)		Pro forma(1)
(Dollars in thousands)	6/30/07	6/30/06	6/30/07	6/30/06

Statement of Operations Data:
Net revenue	$29,066	$29,795	$55,071	$56,479
Expenses:
Operating(2)	18,918	19,387	38,088	38,598
Depreciation and amortization	7,503	7,527	15,332	14,924
Corporate	1,297	1,297	2,457	2,457

Total Operating Expenses	27,718	28,211	55,877	55,979

Income (loss) from operations	1,348	1,584	(806)	500
Total net interest expense	6,679	6,954	13,179	13,512
Other expense	—	—	—	—
Loss before income taxes	(5,331)	(5,370)	(13,985)	(13,012)

Income tax expense (benefit)(3)	(224)	(15)	(229)	100
Net loss	$(5,107)	$(5,355)	$(13,756)	$(13,112)

Balance Sheet Data:
Cash and cash equivalents			$2,106
Total long-term debt, including current portions(4)			$274,826

(1)             Pro forma consolidated financial data is based on Barrington’s historical unaudited consolidated financial results for the three and six month periods ended June 30, 2006 adjusted to give effect to the following events as if each had occurred on January 1, 2006: (i) Barrington’s acquisition of WPDE and a local marketing agreement for WWMB in February 2006; (ii) Barrington’s acquisition of substantially all the assets of twelve stations owned by Raycom Media, Inc. and certain of its subsidiaries; (iii) Barrington Broadcasting and Barrington Capital Corporation’s offering of $125.0 million aggregate principal amount of their 10½ % Senior Subordinated Notes due 2014; (iv) the repayment of Barrington’s old credit facilities; (v) borrowings under Barrington’s new credit facility; (vi) Barrington’s guarantees of SagamoreHill of Carolina, LLC’s and SagamoreHill of Carolina Licenses, LLC’s term loan; (vii) a $60.5 million capital contribution by Barrington’s equity sponsor and (viii) the payment of fees and expenses related to the foregoing.

(2)             Includes selling, technical, programming (including amortization of program broadcast rights), general and administrative expenses.

(3)             Since Barrington is a limited liability company, federal taxes are passed through to its members and as such no provision has been made for federal income taxes.  Income tax expense includes various state tax liabilities.

(4)             Includes Barrington’s guarantees of indebtedness of SagamoreHill of Carolina, LLC and SagamoreHill of Carolina Licenses, LLC.

Barrington Broadcasting

Financial Information

Quarter Ended June 30, 2007 and June 30, 2006

	Three Months Ended		Six Months Ended
	(“Unaudited”)		(“Unaudited”)
		Pro forma(1)		Pro forma(1)
(Dollars in thousands)	6/30/07	6/30/06	6/30/07	6/30/06

Reconciliation of EBITDA:

Net (loss)	$(5,107)	$(5,355)	$(13,756)	$(13,112)
Total net interest expense	6,679	6,954	13,179	13,512
Income tax expense(benefit)(3)	(224)	(15)	(229)	100
Depreciation and amortization	7,503	7,527	15,332	14,924
EBITDA(5)	$8,851	$9,111	$14,526	$15,424

(5)             EBITDA is defined as net income (loss) before provision (benefit) for income taxes, interest expense, depreciation and amortization (excluding amortization of program rights and network revenues).  EBITDA is a measure commonly used by financial analysts in evaluating operating performance of companies.  Accordingly, management believes that EBIDTA may be useful in assessing our operating performance and our ability to meet our debt service requirements.

	Three Months Ended		Six Months Ended
	(“Unaudited”)		(“Unaudited”)
		Pro forma(1)		Pro forma(1)
(Dollars in thousands)	6/30/07	6/30/06	6/30/07	6/30/06

Reconciliation of Adjusted EBITDA:

EBITDA	$8,851	$9,111	$14,526	$15,424
Amortization of program broadcast rights	1,217	1,335	2,465	2,499
Program broadcast rights payments	(1,132)	(1,322)	(2,327)	(2,626)
Amortization of network revenues(6)	(203)	(135)	(442)	(256)
Cash payments from networks	383	113	646	329
Adjusted EBITDA(7)	$9,116	$9,102	$14,868	$15,370

(6)             Represents revenues from networks which were deferred and amortized over the length of the respective network affiliation agreements.

(7)             Adjusted EBITDA is defined as EBITDA before the provision for amortization of program and broadcast rights, network revenues, other non-cash charges, gains or losses on dispositions of assets and other non-recurring items and after program broadcast rights payments and payments from networks.  Certain financial covenants in Barrington’s facility contain ratios based on Adjusted EBITDA and the restricted payment and debt incurrence covenants in the indenture governing Barrington’s senior subordinated notes are based on Adjusted EBITDA.  In addition, management believes that Adjusted EBITDA may be useful in assessing our operating performance and our ability to meet our debt service requirements because Adjusted EBITDA, as opposed to EBITDA, more accurately reflects our operating performance as it takes into account industry specific adjustments such as amortization of program broadcast rights, program broadcast rights payments, amortization of network revenues, cash payments from networks, as well as gains and losses on dispositions of assets and other non-recurring items.

Barrington Broadcasting
Financial Information
Quarter Ended June 30, 2007 and June 30, 2006

	Three Months Ended		Six Months Ended
	(“Unaudited”)		(“Unaudited”)
		Pro forma(1)		Pro forma(1)
(Dollars in thousands)	6/30/07	6/30/06	6/30/07	6/30/06

Reconciliation of Broadcast Cash Flow:

Adjusted EBITDA	$9,116	$9,102	$14,868	$15,370
Corporate overhead costs	1,297	1,297	2,457	2,457
Broadcast Cash Flow(8)	$10,413	$10,399	$17,325	$17,827

(8)             Broadcast Cash Flow is defined as Adjusted EBITDA before provision for corporate overhead costs.  Broadcast Cash Flow is a measure commonly used by financial analysts in evaluating operating performance of broadcast companies.  Accordingly, management believes that Broadcast Cash Flow may be useful in assessing our operating performance and our ability to meet our debt service requirements.